Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900
FOR IMMEDIATE RELEASE
July 28, 2015
CSS INDUSTRIES, INC. REPORTS RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2015
CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three months ended June 30, 2015, which is the first quarter of its fiscal year ending March 31, 2016. Sales for the first quarter of fiscal 2016 decreased 8.3% to $44,228,000 from $48,257,000 in the first quarter of fiscal 2015, primarily due to lower shipments of all occasion stationery and ribbon products. Based on new program placements and the expected seasonal shipments attributable to our acquisition of the business and assets of Hollywood Ribbon Industries, Inc. as announced on February 19, 2015, we currently expect sales for the second quarter of fiscal 2016 to exceed sales in the second quarter of the prior year, which is expected to largely offset the lower first quarter sales. We also incurred expenses in the first quarter of fiscal year 2016 which are expected to benefit the remainder of the year. The loss before income taxes for the first quarter of fiscal 2016 was $(4,738,000) compared to $(2,058,000) in the first quarter of fiscal 2015. The net loss for the first quarter of fiscal 2016 was $(3,068,000), or $(0.33) per diluted share, versus $(1,325,000), or $(0.14) per diluted share, in the first quarter of fiscal 2015.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, journals, boxed greeting cards, classroom exchange Valentines, gift tags, gift bags, gift card holders, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, infant and wedding photo albums, stationery, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to CSS' expected sales growth for the second quarter of fiscal 2016 and expected benefits during the remainder of fiscal 2016 from expenses incurred in the first quarter of fiscal 2016. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, inherent uncertainties associated with estimating the timing and amount of future sales and estimating the extent to which, and when (if at all), benefits will be derived in future periods from expenses incurred in the first quarter of fiscal 2016; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2015 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three months ended June 30, 2015 and 2014 and condensed consolidated balance sheets as of June 30, 2015, March 31, 2015 and June 30, 2014 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,
	2015	2014

Sales	$44,228	$48,257
Costs and expenses
Cost of sales	31,786	33,658
Selling, general and administrative expenses	17,300	16,757
Interest income, net	(72)	(21)
Other income, net	(48)	(79)

	48,966	50,315

Loss before income taxes	(4,738)	(2,058)

Income tax benefit	(1,670)	(733)

Net loss	$(3,068)	$(1,325)

Basic and diluted net loss per common share	$(0.33)	$(0.14)

Weighted average basic and diluted shares outstanding	9,342	9,308

Cash dividends per share of common stock	$0.18	$0.15

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2015	March 31, 2015	June 30, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$33,368	$36,429	$47,176
Short-term investments	49,939	69,845	29,911
Accounts receivable, net	36,363	42,052	42,737
Inventories	82,093	65,491	76,967
Deferred income taxes	4,430	4,375	4,329
Other current assets	14,218	11,235	15,565
Total current assets	220,411	229,427	216,685
Property, plant and equipment, net	25,510	25,493	26,797
Deferred income taxes	89	582	1,639
Other assets
Goodwill	15,820	15,820	15,083
Intangible assets, net	32,409	33,048	27,505
Other	5,529	5,103	4,175
Total other assets	53,758	53,971	46,763
Total assets	$299,768	$309,473	$291,884
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$16,467	$12,917	$17,031
Accrued payroll and other compensation	5,207	9,054	5,002
Accrued customer programs	3,381	4,042	3,571
Other current liabilities	7,432	8,992	6,793
Total current liabilities	32,487	35,005	32,397
Long-term obligations	4,223	4,213	4,618
Stockholders’ equity	263,058	270,255	254,869
Total liabilities and stockholders’ equity	$299,768	$309,473	$291,884